Exhibit 15.2

CORPORATE GOVERNANCE

The board of directors takes ultimate responsibility for Harmony’s adherence to sound corporate governance standards and ensures that all business judgements are made with reasonable care, skill and diligence. Sound corporate governance structures and processes are applied at Harmony and considered by the board to be pivotal in delivering sustainable growth in the interests of all stakeholders.

Governance structures and processes are reviewed regularly and adapted to accommodate internal developments and reflect national and international best practice to the extent considered in the best interests of the company. The board believes that, for the period under review, the company has applied the recommendations of the code of governance principles contained in the King Report on Governance for South Africa, 2009 (King III), the provisions of the Companies Act of 1973, the Corporate Laws Amendment Act (No 24 of 2006) and the new Companies Act (No 71 of 2008) which came into effect on 1 May 2011. Deviations from the King III governance principles are explained throughout the report.

The board considers corporate governance a priority that requires more attention than merely establishing the steps to be taken to demonstrate compliance with codes, legal, regulatory or listings requirements. The board has therefore carefully considered the extent to which the implementation of new corporate governance concepts will be in the best interests of the company. The audit committee and the board continue to review and benchmark the company’s governance structures and processes to ensure the directors and the board exercise effective leadership, based on an ethical foundation and the principles of responsible corporate citizenship and sustainability. Harmony is committed to achieving high standards of business integrity and ethics across all its activities. Issues of governance will continue to receive the consideration and attention of the board and its committees in the year ahead.

Board of directors

Harmony is governed by a unitary board which, at 30 June 2011, comprised 15 members, nine of whom were independent non-executive directors (determined on the basis of both King III and the Sarbanes-Oxley Act in the United States) and three of whom were executive directors.

Given that Harmony is a South African company, we understand the need for transformation at the highest levels. Two non-executive directors are women, and eight directors are drawn from groups considered to be historically disadvantaged South Africans (HDSAs).

At 30 June 2011, the members of Harmony’s board of directors were:

Non-independent non-executive chairman

Patrice Motsepe (reappointed on 12 August 2011 in terms of King III)

Lead independent non-executive director

Fikile De Buck (reappointed on 12 August 2011 in terms of King III)

Executive directors

Graham Briggs (chief executive officer)

Hannes Meyer (financial director)

Harry Ephraim ‘Mashego’ Mashego (executive director)

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Independent non-executive directors

Joaquim Chissano

Ken Dicks

Cathie Markus

Mavuso Msimang

Modise Motloba

David Noko

Simo Lushaba

Cedric Savage

Dr Cheick Diarra resigned as independent non-executive director on 31 May 2011 and John Wetton was appointed as independent non-executive director post year end on 1 July 2011.

Non-independent non-executive directors

Frank Abbott

André Wilkens

Board purpose and function

The board is guided in its actions by the board charter (www.harmony.co.za) which is reviewed annually. The charters of the board and its committees have been revised to align these with the wording and concepts of King III. The charters are reviewed annually.

The board charter requires that directors exercise leadership, enterprise, integrity and good judgement, accountability, responsibility, due care and transparency. The charter serves as a guide to members on the board’s:

•	Purpose and role

•	Responsibilities and authority

•	Composition

•	Meetings

•	Self-assessment.

The board provides strategic direction to the company at quarterly board meetings and by delegating authority to board committees. It reviews and directs the company’s strategic objectives, annual budget and plans. The board also guides and reviews Harmony’s non-financial performance.

A number of duties, responsibilities and personal liabilities are imposed on Harmony’s directors under both common and statutory law, not only in South Africa, but also in the United States, Australia, PNG and the United Kingdom.

Board appointments and resignations

In considering new appointments to the board, Harmony considers skills, experience, gender and racial composition and believes it has achieved an acceptable balance of members. The company is satisfied that non-executive and independent directors are of sufficient calibre, experience and number for their views to carry significant weight in the board’s decisions. While the nomination committee makes recommendations on appointments to the board, consideration of such appointments is undertaken by the board as a whole in accordance with its charter.

David Noko and Mavuso Msimang were appointed to the board on 26 March 2011 and John Wetton was appointed on 1 July 2011. Dr Cheick Diarra resigned as a director on 31 May 2011.

Board meetings

Five board meetings were held during the period under review and a strategy session was held on 26 March 2011. The board charter requires that at least one board meeting be held every quarter. Attendance at these meetings is reflected below. Resolutions requiring urgent decisions were passed by means of round-robin resolutions and confirmed at the next board meeting.

PT Motsepe	5
GP Briggs	5
HO Meyer	5
F Abbott	5
HE Mashego	5
JA Chissano	5
FFT De Buck	5
CM Diarra[1]	0
KV Dicks	5
DS Lushaba	5
CE Markus	5
MJ Motloba	4
CML Savage	5
AJ Wilkens	5
M Msimang[2]	1
DC Noko[2]	1

[1]	Resigned on 31 May 2011.
[2]	Appointed as members on 26 March 2011.

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Chairman and lead independent director

Following the board’s annual self-assessment, Patrice Motsepe was re-elected chairman of the board in August 2011 for a 12-month period as recommended by King III. The roles of chairman and chief executive officer are separate and distinct as required by King III. The chairman is not considered independent. The board is, however, of the view that the value added by Patrice Motsepe as chairman is significant, and that the board as a whole is predominantly independent in nature.

Fikile De Buck was reappointed lead independent non-executive director in August 2011, given the fact that the chairman is not independent. This appointment is in line with the requirements of King III to assist the board in managing any actual or perceived conflicts of interest.

Board induction and training

On appointment and as part of the company’s board induction programme, new directors are briefed by the company secretary and given comprehensive company information packs including committee charters, articles of association, code of ethics, delegation of authority and a copy of the JSE listings requirements and Companies Act, 2008.

New directors are invited to meet with management at head office for a tour of the business and informal introductory meetings with various management teams.

Articles of interest and updates on corporate governance are frequently sent to the board to keep directors informed. Specific training sessions are arranged when requested by directors. The board has initiated a programme of identifying specific training needs of directors to actively address these. Board members are also invited to attend underground visits at the mines.

Access to management and operations, and independent advice

Each director has unrestricted access to the advice and services of senior management. All non-executive directors are able to visit Harmony’s operations at any time and attend management meetings at their discretion. Board members have unrestricted access to company and subsidiary information, records, documents and property. If required by a board member, independent professional advice may be obtained at the company’s expense.

Delegation of authority

The board delegates authority for certain matters to specified board committees, as well as the executive directors. These matters are monitored and evaluated by the board at each meeting.

Board self-assessment

In terms of its charter, the board is required to conduct an annual self-assessment of the performance of the board as a whole, board committees, individual directors and the chairman.

These assessments are based on several factors, including expertise, enquiring attitude, objectivity and independence, judgement, understanding of Harmony’s business, understanding and commitment to the board’s duties and responsibilities, willingness to devote the time needed to prepare for and participate in committee deliberations, timely responses and attendance at meetings.

Harmony supports the principles and practices of sound governance. As part of this philosophy, KPMG was again appointed to assist with the annual board self-assessment. The 2011 self-assessment questions and statements considered the recommendations of King III, as well as feedback received from the board during the previous year’s assessment process. Final questionnaires were approved by the chairman before distribution to board members. The questionnaires were completed by each board member. A full report based on the findings of this evaluation was circulated to the board and improvements will be made where necessary.

Executive directors

Executive directors have standard employment contracts which include a notice period of at least three months. The executive directors have waived their rights to directors’ fees.

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Executive directors participate in Harmony’s share schemes and also benefit from pension contributions (or provident fund), life insurance and medical aid. Their employment contracts do not make provision for predetermined compensation on termination. The number of share options held by executive directors during the financial year is detailed in the Remuneration report on pages 200 to 201.

Non-executive directors

No non-executive director has a service contract with Harmony. Non-executive directors are entitled to fees as approved at Harmony’s annual general meeting (AGM) and to reimbursement for out-of-pocket expenses incurred on the company’s behalf. Details of directors’ fees paid in the period under review appear in the Remuneration report on page 199.

Annual general meeting

The notice of the AGM has been distributed to shareholders either electronically or via registered post with a summary of the financial statements to be presented at the meeting.

Directors are encouraged to attend the AGM, particularly the chairmen of the various board committees. Shareholders should ideally also use this opportunity to engage with the board and members of the executive management team.

Rotation of directors

The rotation of directors is accepted as standard practice as it ensures the board remains dynamic. At the same time, this rotation is managed to ensure the board’s skill and diversity is not compromised. In terms of the company’s articles of association, one-third of the longest-standing directors on the board must retire from office at the next AGM. Provision is also made for the exemption from retirement of executive directors in terms of their employment contracts although, currently, both non-executive and executive directors make themselves available for retirement by rotation. In addition, directors appointed after the previous AGM are also expected to stand down for re-election by shareholders.

Accordingly, the following directors will retire, and have made themselves available for re-election, at the forthcoming AGM:

•	Graham Briggs

•	Frank Abbott

•	Ken Dicks

In addition, David Noko, Mavuso Msimang and John Wetton, the new independent non-executive directors, will make themselves available for election at the AGM. Cedric Savage, being due for retirement by rotation, has indicated he will not be available for re-election at the AGM.

A short curriculum vitae of all directors appears on pages 26 to 29 of this report.

Board committees

To enable the board to properly discharge its duties, certain responsibilities have been delegated to board committees. At 30 June 2011, these board committees comprised:

•	Audit committee

•	Empowerment committee

•	Investment committee

•	Nomination committee

•	Remuneration committee

•	Sustainable development committee

•	Technical committee

At a meeting in August 2011, the board resolved that the sustainable development committee be replaced by a social and ethics committee to comply with the provisions of the new Companies Act, 2008. The social and ethics committee’s responsibilities will incorporate those of its predecessor which already included many of the statutory responsibilities of a social and ethics committee. As far as any other committee oversees some of the statutory responsibilities of the social and ethics committee, this committee will deliver a report to the social and ethics committee annually. The chairman of the social and ethics committee will be present at the AGM to report on matters within its mandate.

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Each board committee discharges its responsibilities in accordance with its charter which can be accessed from the company’s website (www.harmony.co.za). Each committee has also adopted a work plan that is approved by the board annually, and against which the committee reports to the board.

During the period under review the majority of members of all the board committees were independent non-executive directors. All board committees were chaired by an independent non-executive director, except for the technical committee. André Wilkens (a non-independent, non-executive director) is chairman of the technical committee. Appointing non-independent, non-executive directors as chairmen of board committees is not in line with the recommendations of King III. Adopting the ‘apply or explain’ principle set out in King III, André’s appointment was based on his extensive knowledge on the specific areas and responsibilities of the technical committee, the best interests of the company and the majority of other members of that committee being independent.

The creation of the committees does not reduce the board’s overall responsibility and the chairmen of all committees report and make recommendations to the board through designated reporting opportunities at each board meeting. Minutes of all committee meetings are included in information packs provided to each board member prior to meetings.

Audit committee

The role of the audit committee is to:

•	Attend to its statutory duties as set out in the Companies Act, 2008

•	Assist the board in discharging its duties relating to safeguarding assets

•	Monitor the operation of an adequate system of internal controls and control processes

•	Ensure the preparation of accurate financial reporting and statements in compliance with all applicable legal requirements, corporate governance and accounting standards.

The committee also supports the board on the risk profile and risk management of the company and its subsidiaries. The committee ensures there is an internal audit function in place and that the roles of the internal and external audit functions are properly coordinated.

The audit committee recommends the appointment of external auditors to the board and shareholders, and also approves non-audit services provided by the external auditors. The committee has reviewed the independence of the external auditors and is satisfied that they are independent from the company and its subsidiaries.

The audit committee reports and makes recommendations to the board as appropriate. The board retains responsibility for the implementation of such recommendations.

At 30 June 2011, the members of this committee were:

•	Cedric Savage (chairman) – Member since 26 January 2004 and appointed chairman on 5 August 2005

•	Fikile De Buck – Member since 30 March 2006

•	Simo Lushaba – Member since 24 January 2003

•	Modise Motloba – Member since 30 July 2004

John Wetton has been appointed a member of the audit committee from 1 July 2011 and will replace Cedric Savage as chairman of the committee from the date of the AGM.

The internal auditors, external auditors, chief executive officer, financial director and executive managers are invited to committee meetings.

Harmony does not have an individual financial expert as defined by the rules of the Securities and Exchange Commission (SEC) serving on its audit committee. The company believes that audit committee members, through their collective experience, meet the majority of the definitions of the SEC for an audit committee financial expert in both the public and private sectors. The members have served as directors and officers of numerous public companies and have over the years developed a good knowledge and understanding of IFRS, overseeing the preparation, audit and evaluation of financial statements. Harmony believes that the combined knowledge, skills and experience of the audit committee members, and their authority to engage

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outside experts for advice on matters relating to their responsibilities as deemed appropriate, enables them as a group to act effectively in fulfilling tasks and responsibilities required under the Sarbanes-Oxley Act.

The committee is responsible for ensuring that the combined assurance model introduced by King III is applied to provide a coordinated approach to all assurance activities.

In particular, the committee:

•	Ensures the combined assurance received is appropriate to address all significant risks facing the company

•	Monitors the relationship between external service providers and the company.

The audit committee oversees and monitors the governance of information technology on behalf of the board in accordance with King III. A chief information officer has been appointed to attend to information technology in the company and reports to the committee each quarter.

The committee considered the appropriateness of the expertise and experience of the financial director, as required by the JSE listings requirements, and concluded that the financial director has the necessary expertise and experience to fulfil his role. The committee has also satisfied itself that the expertise, resources and experience of the finance function are adequate, as recommended by King III.

In terms of its charter, the audit committee is required to meet at least four times a year, or more frequently as circumstances dictate. During the period under review, the committee met on five occasions.

Cedric Savage	5
Fikile De Buck	4
Simo Lushaba	5
Modise Motloba	3

Empowerment committee

The empowerment committee ensures that the company meets regulations stipulated in the Employment Equity Act, Labour Relations Act and Mineral and Petroleum Resources Development Act’s (MPRDA) Mining Charter scorecard. It also ensures Harmony fulfils its own empowerment imperatives.

The responsibilities of the committee include ensuring that a sustainable organisational culture, structures and processes are in place to support the development of empowerment in the company; monitoring the development and progress of empowerment in the company; addressing inequalities that may exist in staff profiles and organisational practices; and reviewing and monitoring whether appropriate support is given to historically disadvantaged employees to equip them for successful careers in the company.

At 30 June 2011, the members of this committee were:

•	Joaquim Chissano (chairman) – Member and chairman since 3 May 2006

•	Cathie Markus – Member since 29 October 2007

•	Modise Motloba – Member since 3 May 2006

•	Mavuso Msimang – Member since 3 May 2011

During the period under review the chief executive officer and executive managers were invited to attend meetings.

The empowerment committee met on four occasions during the period under review.

Joaquim Chissano	4
Cathie Markus	4
Modise Motloba	4
Mavuso Msimang	0	*

*	Appointed as member after the last committee meeting in the financial year.

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Investment committee

The primary purpose of the investment committee is to consider projects, acquisitions and disposal of assets in line with the company’s overall strategy. This includes performing other investment-related functions that may be designated by the board from time to time, considering the viability of capital projects or disposals and the effect these may have on the company’s cash flow, as well as whether these fit into the company’s overall strategy. This committee’s responsibilities include ensuring that due diligence procedures are followed when acquiring or disposing of assets.

At 30 June 2011, the members of the committee were:

•	Simo Lushaba (chairman) – Member since 26 January 2004 and appointed chairman on 5 August 2005

•	Ken Dicks – Member since 13 February 2008

•	Cathie Markus – Member since 29 October 2007

•	Cedric Savage – Member since 26 January 2004

•	André Wilkens – Member since 7 August 2007

•	Frank Abbott – Member since 29 October 2010

During the period under review the chief executive officer, financial director and executive managers were invited to attend investment committee meetings.

The committee should meet at least four times a year but may, at its discretion, meet more often, depending on the circumstances. The committee met on six occasions during the period under review.

Simo Lushaba	5
Ken Dicks	6
Cathie Markus	6
Cedric Savage	6
André Wilkens	3
Frank Abbott	5

Nomination committee

The primary purpose of the nomination committee is to ensure that procedures governing appointments to the board are formal and transparent, by making recommendations to the board on all new board appointments and reviewing succession planning for directors. The duties and responsibilities of this committee are set out in its charter.

During the period under review the lead independent director chaired the committee. In line with King III, the chairman of the board was also a member of the committee.

At 30 June 2011, the members of this committee were:

•	Fikile De Buck (chairman) – Member and chairman since 13 August 2010

•	Patrice Motsepe – Member since 24 October 2003

•	Frank Abbott – Member since 5 August 2005

•	Joaquim Chissano – Member since 3 May 2006

•	Modise Motloba – Member since 29 October 2010

Members of this committee are required to meet annually or more often at the committee’s discretion, depending on prevailing circumstances. The committee met six times during the year.

Fikile De Buck	4
Patrice Motsepe	5
Frank Abbott	5
Joaquim Chissano	3
Modise Motloba	2

The chief executive officer was invited to attend all meetings of the committee.

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Remuneration committee

The primary purpose of the remuneration committee is to ensure that the company’s directors and executive managers are fairly rewarded for their individual contributions to Harmony’s performance. The remuneration of executive managers is set by a committee of board members with no personal interest in the outcome of these decisions, and who will give due regard to the interests of shareholders and to the financial and commercial health of the company.

The committee’s primary aims are to monitor and strengthen the objectivity and credibility of the remuneration system of Harmony’s directors and executive managers and to make recommendations to the board on remuneration packages and policies applicable to directors. A formal remuneration and incentive awards policy has been reviewed by the committee and adopted by the board, with a summary on pages 193 to 198 and presented to shareholders for a non-binding advisory vote in the notice of AGM.

At 30 June 2011, the members of this committee were:

•	Cedric Savage (chairman) – Member since 24 January 2004 and chairman from 3 May 2006

•	Simo Lushaba – Member since 5 August 2005

•	André Wilkens – Member since 7 August 2007

•	Fikile De Buck – Member since 29 October 2010

•	Frank Abbott – Member since 3 May 2011

The board elected Frank Abbott (a non-independent, non-executive director) to replace Cedric Savage who retires as chairman of the committee from the date of the AGM. Although King III recommends all chairmen be independent non-executive directors, the board considered the appointment of Frank Abbott as chairman to be in the best interests of the company given his vast knowledge of the company’s remuneration policies and procedures. The lead independent director is a member of the committee and will ensure that decisions are fair and unbiased.

The chief executive officer, financial director and executive director: organisational development and transformation were invited to attend all meetings.

The remuneration committee is expected to meet at least quarterly or to pass resolutions by round robin if a formal meeting cannot be held. During the period under review, the committee met six times.

Cedric Savage	6
Simo Lushaba	6
André Wilkens	6
Fikile De Buck	2
Frank Abbott	0	*

*	Appointed as member after the last committee meeting in the financial year.

Social and ethics committee previously known as the sustainable development committee

During the period under review, the role of the sustainable development committee was to supplement, support, advise and provide guidance on the effectiveness of management’s efforts in sustainable development. The committee considered the following issues: occupational health, HIV/Aids, social investment and environmental management.

At 30 June 2011, the members of this committee were:

•	Modise Motloba (chairman) – Member and chairman since 5 August 2005

•	Joaquim Chissano – Member since 3 May 2006

•	Fikile De Buck – Member since 3 May 2006

•	Cathie Markus – Member since 29 October 2010

•	David Noko – Member since 3 May 2011

•	Mavuso Msimang – Member since 3 May 2011

The committee comprised six non-executive directors, five of whom were independent.

The chief executive officer and executive managers were invited to attend all meetings.

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Five meetings were held during the period under review.

Modise Motloba	5
Joaquim Chissano	4
Fikile De Buck	4
Cathie Markus	2
David Noko	0	*
Mavuso Msimang	0	*

*	Appointed as members after the last meeting of the committee in the financial year.

Technical committee

The technical committee was formed in January 2008 to provide a platform for the chief executive officer to discuss the company’s strategy, performance against targets, operational results and projects. During the period under review, the board agreed that the committee should also attend to safety matters. The technical committee further informs the board of key developments, progress against objectives and challenges facing operations. The company’s strategic plans are considered by the committee and recommended for approval to the board. The committee also provides guidance and support to management to ensure the company remains sustainable and successful.

At 30 June 2011, the members of this committee were:

•	André Wilkens (chairman) – Member and chairman since 22 January 2008

•	Ken Dicks – Member since 13 February 2008

•	Cedric Savage – Member since 22 January 2008

•	David Noko – Member since 3 May 2011

The chief executive officer was invited to attend technical committee meetings, as were other members of executive management.

The committee met on five occasions during the period under review.

André Wilkens	5
Ken Dicks	5
Cedric Savage	4
David Noko	2

Company secretary

Harmony’s company secretary plays an active role in achieving good corporate governance, supporting the chairman and the board in:

•	Ensuring the effective functioning of the board

•	Providing guidance to the chairman, board and directors of Harmony’s subsidiaries on their responsibilities and duties in the prevailing regulatory and statutory environment

•	Providing the board with guidance on how to discharge these responsibilities and duties in the best interests of Harmony

•	Raising matters that may warrant the attention of the board.

The company secretary assists in ensuring that the board’s decisions and instructions are clearly communicated to the relevant stakeholders, and is available as a central source of guidance and advice in Harmony on matters of ethics and good governance. In FY11, iThemba Governance and Statutory Solutions (Proprietary) Limited was appointed on 22 March 2011 following the resignation of Harmony’s internal company secretary.